EX-99.e.1.ii

AMENDMENT NO. 3 TO
SCHEDULE I
TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AS OF SEPTEMBER 17, 2021

This Schedule to the Distribution Agreement between Delaware Pooled Trust and Delaware Distributors, L.P. originally entered into as of January 9, 2007 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”), lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Portion
designated as
Service Fee
Rate (per
		Total 12b-1 Plan Fee	annum of the
		Rate (per annum of	Series’ average
		the Series’ average	daily net assets
		daily net assets	represented by
		represented by shares	shares of the	Original
Series Name	Class Names	of the Class)	Class)	Effective Date
Macquarie Emerging Markets Portfolio		N/A		April 19, 2001
(formerly, The Emerging Markets Portfolio)
Macquarie Emerging Markets Portfolio II		N/A		June 22, 2010
(formerly, The Emerging Markets Portfolio II)
Macquarie Labor Select International		N/A		April 19, 2001
Equity Portfolio
(formerly, The Labor Select International
Equity Portfolio)
Delaware Global Listed Real Assets Fund	Class A	0.25%		April 19, 2001
(formerly, Delaware REIT Fund)
	Class C	1.00%	0.25%	April 19, 2001
	Class R	0.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional	N/A		April 19, 2001
Class

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Brett D. Wright
Name:	Brett D. Wright
Title:	President

DELAWARE POOLED TRUST
on behalf of the Series listed on Schedule I

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer